Exhibit 10.8

TANDEM DIABETES CARE, INC.

STOCK OPTION AGREEMENT

(Non-Employee Directors)

(2013 Stock Incentive Plan)

Type of Option: Nonqualified

This Stock Option Agreement (the “Agreement”) is entered into as of                                 , by and between Tandem Diabetes Care, Inc., a Delaware corporation (the “Company”), and                                  (“Optionee”) pursuant to the Company’s 2013 Stock Incentive Plan (the “Plan”). Any capitalized term not defined herein shall have the same meaning ascribed to it in the Plan.

1. Grant of Option. The Company hereby grants to Optionee a nonqualified option (the “Option”) to purchase all or any portion of a total of                                  (     ) shares (the “Shares”) of the Common Stock of the Company at a purchase price of                                  ($         ) per share (the “Exercise Price”), subject to the terms and conditions set forth herein and the provisions of the Plan.

2. Vesting of Option. [No portion of this Option may be exercised until such portion shall have become exercisable. [The right to exercise this Option shall vest in thirty six (36) equal monthly installments commencing one month following the date set forth above.] [The right to exercise this Option shall vest in twelve (12) equal monthly installments commencing one month following the date set forth above.] No additional Shares shall vest after the date of termination of Optionee’s Continuous Service, but this Option shall continue to be exercisable in accordance with Section 3 below with respect to that number of Shares that have vested as of the date of termination of Optionee’s Continuous Service.

3. Term of Option. Optionee’s right to exercise this Option shall terminate upon the first to occur of the following:

(a) the expiration of ten (10) years from the date of this Agreement;

(b) the expiration of six (6) months from the date of termination of Optionee’s Continuous Service if such termination occurs for any reason other than permanent disability or death; provided, however, that if Optionee dies during such three-month period the provisions of Section 3(d) below shall apply;

(c) the expiration of one (1) year from the date of termination of Optionee’s Continuous Service if such termination is due to permanent disability of Optionee (as defined in Section 22(e)(3) of the Code);

(d) the expiration of one (1) year from the date of termination of Optionee’s Continuous Service if such termination is due to Optionee’s death or if death occurs during the three-month period following termination of Optionee’s Continuous Service pursuant to Section 3(b) above, as the case may be; or

(e) upon the consummation of a Change in Control, unless otherwise provided pursuant to Section 8 below.

4. Exercise of Option. On or after the vesting of any portion of this Option in accordance with Sections 2 or 8 hereof, and until termination of the right to exercise this Option in accordance with Section 3 above, the portion of this Option which has vested may be exercised in whole or in part by Optionee (or, after his or her death, by the person designated in Section 5 below) upon delivery of the following to the Company at its principal executive offices:

(a) a written notice of exercise which identifies this Agreement and states the number of Shares then being purchased (but no fractional Shares may be purchased);

(b) the exercise price by delivery of one of the following:

(i) a check or cash in the amount of the Exercise Price;

(ii) by “net exercise” pursuant to which the Company will reduce the number of Shares to be issued upon exercise by the number of Shares having an aggregate Fair Market Value as of the date of exercise equal to (x) the total Exercise Price plus (y) the amount of any required withholding taxes. The Shares used to pay the Exercise Price and any required withholding taxes under this “net exercise” provision shall be considered to have resulted from the exercise of this Option, and accordingly, this Option will not again be exercisable with respect to such Shares, as well as any Shares actually delivered to Optionee; or

(iii) such other form of lawful consideration as the Administrator may approve from time to time under the Plan;

(c) a check, cash or delivery of shares pursuant to (b)(ii) above, in the amount reasonably requested by the Company to satisfy the Company’s withholding obligations under federal, state or other applicable tax laws with respect to the taxable income, if any, recognized by Optionee in connection with the exercise of this Option; and

(d) any agreement, statement or other evidence that the Company may require to satisfy itself that the issuance of Shares upon exercise of the Option (and any subsequent resale of the Shares) will be in compliance with applicable laws and regulations.

The Shares issued upon exercise of the Option shall be transferred to Optionee on the records of the Company or of the transfer agent upon compliance to the satisfaction of the Administrator with all requirements under applicable laws or regulations in connection with such transfer and with the requirements of this Agreement and the Plan. The determination of the Administrator as to such compliance shall be final and binding on Optionee.

5. Death of Optionee; No Assignment. The rights of Optionee under this Agreement may not be assigned or transferred except by will or by the laws of descent and distribution, and may be exercised during the lifetime of Optionee only by such Optionee. Any attempt to sell, pledge, assign, hypothecate, transfer or dispose of this Option in contravention of this Agreement or the Plan shall be void and shall have no effect. If Optionee’s Continuous Service terminates as a result of his or her death, and provided Optionee’s rights hereunder shall have vested pursuant to Section 2 above, Optionee’s legal representative, his or her legatee, or the person who acquired the right to exercise this Option by reason of the death of Optionee (individually, a “Successor”) shall succeed to Optionee’s rights and obligations under this Agreement. After the death of Optionee, only a Successor may exercise this Option.

6. Incorporation of Plan. Notwithstanding anything herein to the contrary, the Option shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator of the Plan. Optionee acknowledges receipt of a copy of the Plan.

7. Adjustments Upon Changes in Capital Structure. In the event that the outstanding shares of Common Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a recapitalization, stock split, combination of shares, reclassification, stock dividend or other change in the capital structure of the Company, then appropriate adjustment shall be made by the Administrator to the number of Shares subject to the unexercised portion of this Option and to the Exercise Price per share, in order to preserve, as nearly as practical, but not to increase, the benefits of Optionee under this Option, in accordance with the provisions of the Plan.

8. Change in Control. In the event of a Change in Control of the Company notwithstanding Section 2 above, the right to exercise this Option shall accelerate automatically and vest in full effective as of immediately prior to the consummation of the Change in Control. If vesting of this Option will accelerate in connection with the Change in Control transaction, the Administrator in its discretion may provide for the purchase or exchange of this Option for an amount of cash or other property having a value equal to the difference (or “spread”) between: (x) the value of the cash or other property that Optionee would have received pursuant to the Change in Control transaction in exchange for the Shares issuable upon exercise of this Option had this Option been exercised immediately prior to the Change in Control, and (y) the aggregate Exercise Price for such Shares. If the vesting of this Option will accelerate, the Administrator shall cause written notice of the Change in Control transaction to be given to Optionee not less than fifteen (15) days prior to the anticipated effective date of the proposed transaction.

9. Rights as Stockholder. Optionee (or transferee of this Option by will or by the laws of descent and distribution) shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any of the Shares unless and until this Option shall have been exercised pursuant to the terms hereof, the Company or the transfer agent shall have transferred the shares to Optionee, and Optionee’s name shall have been entered as the stockholder of record on the books of the Company. Thereupon, Optionee shall have full voting, dividend and other ownership rights with respect to such Shares for which the Option has been exercised.

10. “Market Stand-Off” Agreement. If requested by the Company or the managing underwriter pursuant to any proposed public offering of the Company’s securities, Optionee hereby agrees that it shall not, directly or indirectly, sell, lend, pledge, offer, transfer, make any short sale of, sell any option or contract to purchase, contract to sell, purchase any option or contract to sell, grant any option, right or warrant for the purchase of, otherwise transfer or dispose of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Shares held by Optionee immediately prior to the effectiveness of the registration statement for such public offering for a period specified by the Company or the managing underwriter for such offering, which period shall not exceed one hundred eighty (180) days following the effective date of the public offering. Optionee further agrees to execute such agreements as may be reasonably requested by the Company or the managing underwriter for such offering that are consistent with this Section 10 or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop transfer instructions with respect to the Shares until the end of such period.

11. Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed given when delivered personally or three (3) days after being deposited in the United States mail, as certified or registered mail, with postage prepaid, (or by such other method as the Administrator may from time to time deem appropriate), and addressed, if to the Company, at its principal place of business, Attention: General Counsel, and if to Optionee, at his or her most recent address as shown in the employment or stock records of the Company.

12. Governing Law. The validity, construction, interpretation, and effect of this Agreement shall be governed by and determined in accordance with the laws of the State of Delaware without regard to conflicts-of-laws principles.

13. Severability. Should any provision or portion of this Agreement be held to be unenforceable or invalid for any reason, the remaining provisions and portions of this Agreement shall be unaffected by such holding.

14. Captions and Section Headings. Captions and section headings used herein are for convenience only, and are not part of this Agreement and shall not be used in construing it.

15. Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior or contemporaneous written or oral agreements and understandings of the parties, either express or implied.

16. Attorneys’ Fees. If any party shall bring an action in law or equity against another to enforce or interpret any of the terms, covenants and provisions of this Agreement, the prevailing party in such action shall be entitled to recover reasonable attorneys’ fees and costs.

17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed one instrument.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Stock Option Agreement as of the date first above written.

TANDEM DIABETES CARE, INC.	“OPTIONEE”

By:
(Signature)
Name:

Title:
(Type or print name)

[Signature Page to Stock Option Agreement]